UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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METASOLV, INC.

(Name of Registrant as Specified in Its Charter)

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On October 23, 2006, MetaSolv, Inc. announced that had entered into an agreement and plan of merger with Oracle Systems Corporation and Marine Acquisition Corporation pursuant to which Oracle will acquire MetaSolv through a cash merger for $4.10 per share.

MetaSolv filed with the SEC a definitive proxy statement to be used by MetaSolv to solicit the approval of its stockholders for the proposed merger on November 21, 2006. Metasolv may also file other documents concerning the proposed merger. You are urged to read the proxy statement regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You can obtain a free copy of the proxy statement, as well as other filings containing information about MetaSolv at the SEC’s Internet Site (http://www.sec.gov). Copies of the proxy statement can also be obtained without charge, by directing a request to: MetaSolv Investor Relations, 5556 Tennyson Parkway, Plano, Texas 75024, or by telephone (972) 403-3000.

MetaSolv and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of MetaSolv in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading MetaSolv’s definitive proxy statement dated April 10, 2006 in connection with MetaSolv’s annual meeting of stockholders held on May 9, 2006 and by reading the proxy statement regarding the proposed merger that was filed November 21, 2006.

This document contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly, those statements regarding the effects of the proposed merger, and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to MetaSolv as of today’s date, and MetaSolv does not assume any obligations to update any of these statements. The forward-looking statements are not guarantees of the future performance of MetaSolv or the combined company and actual results may vary materially from the results and expectations discussed. For instance, while MetaSolv and Oracle have signed an agreement to merge, there is no assurance that they will complete the proposed merger. In the event the companies do not receive necessary approval of MetaSolv’s stockholders or government approvals or fail to satisfy conditions to closing, the merger agreement will terminate. Additional risks and uncertainties related to the proposed merger include, but are not limited to, conditions in the financial markets relevant to the proposed merger, the successful integration of MetaSolv into Oracle’s business, and each company’s ability to compete in the highly competitive software industry. The revenues, earnings and business prospects of MetaSolv and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, the variance of quarterly operating results; MetaSolv’s ability to successfully manage and integrate acquisitions; MetaSolv’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; MetaSolv’s continued use of strategic relationships; its ability to manage growth; MetaSolv’s international operations; its ability to meet customer expectations; the quality of MetaSolv’s software delivered; competition; consolidation within the telecommunications industry; limitations on the ability of customers to obtain adequate financing; and MetaSolv’s ability to reduce its cost structure. These and other risks are identified from time to time in MetaSolv’s SEC reports and public announcements.

This filing consists of answers to frequently asked questions that were provided to MetaSolv employees.

Oracle Corporation

MetaSolv Software, Inc. Employee Stock Options Q&A

November 9, 2006

Q. How will the acquisition of MetaSolv by Oracle affect my stock options? When will this happen?

A. As you know, the board of directors of MetaSolv, Inc. (“MetaSolv”) approved an agreement and plan of merger (the “Merger Agreement”) with Oracle Corporation (“Oracle”) on October 23, 2006. We expect approval by the MetaSolv stockholders at the special meeting later this year, to be followed by a merger (the “Merger”) in which all shares of MetaSolv stock will be canceled in exchange for $4.10/share in cash. As a result of the Merger, MetaSolv’s common stock will no longer be publicly traded on the Nasdaq Stock Market and MetaSolv will become a wholly owned subsidiary of Oracle.

In connection with the Merger, all outstanding options to purchase MetaSolv stock (whether vested or unvested) will be converted into options to purchase Oracle stock. No action will be taken by MetaSolv or Oracle with respect to your MetaSolv stock options until the completion of the Merger. If the Merger does not close, you will continue to hold your MetaSolv options.

As part of the merger, MetaSolv may transfer to Oracle certain personal information about you and your participation in the stock plans (“data”) to assist Oracle with the implementation, administration and management of the plan. Recipients of this data may be located in your country or outside your country where the data privacy laws and protections differ. The data will be held only as long as necessary to administer the program and may be viewed by you upon request.

Q: What will be the terms of my converted Oracle options?

A: Each outstanding MetaSolv option at the time of the merger (whether vested or unvested) will be assumed by Oracle and converted into an option to purchase Oracle common stock based on the “Option Exchange Ratio” described below. The purpose of the Option Exchange Ratio is to maintain substantially the same “spread value” (whether positive or negative) immediately before and after the merger. The “spread value” is the amount by which the price of MetaSolv stock (at a $4.10 deal price) exceeds (or is exceeded by) the exercise price of your MetaSolv option, in the aggregate. The Option Exchange Ratio is calculated as follows: $4.10 (representing the deal price for MetaSolv common stock) divided by the average closing price of Oracle stock over the 5 trading days preceding the merger.

To illustrate, if the average trading price of Oracle stock is $20.50 per share, the Option Exchange Ratio would be 0.20 ($4.10/$20.50). This means that every stock option granted to purchase one MetaSolv share will be converted into an option to purchase 0.2 shares

Oracle Corporation

of Oracle stock, with the option exercise price adjusted accordingly by dividing the exercise price of your MetaSolv option by the Option Exchange Ratio.

For example, an option granted to purchase 1000 MetaSolv shares at $2.50 per share will be converted into an option to purchase 200 shares of Oracle stock at $12.50 per share, calculated as follows:

1000 shares x 0.20 = 200 shares

$2.50 divided by 0.20 = $12.50

This formula is intended to maintain substantially the same spread value imbedded in your MetaSolv options. In the example above, the MetaSolv options had a spread value of $1.60 per share ($4.10 - $2.50), or $1,600 in the aggregate. The new Oracle options also have an aggregate intrinsic value of $1,600 (200 shares times ($20.5 - $12.50)).

Unvested options will continue to vest under the same schedule as before the merger, excluding any accelerated vesting under any applicable severance or retention plans. In addition, under the terms of the applicable MetaSolv plan, a portion of your options will become vested at the closing of the merger.

The actual Option Exchange Ratio will be calculated at the closing of the merger based on the actual Oracle stock price at that time, and so the converted terms of your option may differ from the example set forth above.

Q. What happens with stock options that are “underwater”?

A. MetaSolv options will be converted to Oracle options using the Option Exchange Ratio described above, regardless of whether the options are “in-the-money” or “underwater”.

Q: What is the tax effect of the conversion of my stock options?

A: Under U.S. federal tax laws, we expect that you will not be subject to tax as a result of the conversion of your MetaSolv stock options into Oracle stock options.

If you are subject to tax outside the U.S., the conversion of your MetaSolv stock options into Oracle stock options may be a tax event for which you may owe income tax and social insurance contributions. In addition, to the extent that you previously paid tax on the options or were subject to a special tax-qualified program, you may not receive a credit with regard to taxes previously paid and may lose the qualified status of the options as a result of the conversion of the MetaSolv options to options over Oracle stock.

You should consult your individual tax advisor as to the consequences of your decision as to when and whether to exercise any MetaSolv or Oracle stock options and other decisions related to your stock options.

Oracle Corporation

Q. Once my MetaSolv options have been converted into Oracle options, can I exercise them immediately?

A. In order to comply with U.S. federal securities laws, there will be a short period after the merger when you will not be able to exercise your options even though they are vested. This is because Oracle must file a Registration Statement on Form S-8 (the “S-8”) after the merger to register the option shares with the U.S. Securities and Exchange Commission. This S-8 will be filed soon after completion of the merger, after which you will be able to exercise your converted Oracle options in accordance with Oracle’s procedures to the extent they are otherwise vested and exercisable. Please remember that until the S-8 is filed, you will NOT be able to exercise your converted options.

If you reside outside the U.S., you may also experience a delay with regard to your ability to exercise options to the extent that the conversion of the option is considered a new offering of a security for which an exemption or filing under local securities laws is required.

Q. How will I know how many Oracle options I will have after the conversion of the options in the merger?

A. We are pleased to announce that you will be able to continue to use your current E*TRADE Financial account (as do Oracle employees) for your Oracle option transactions. If you have never activated your account at E*TRADE Financial, prior to the time you are permitted to exercise your Oracle options, you will receive an email from E*TRADE Financial providing you with your Login ID and Password, as well as details about how to activate your account. Once your account is activated, you will be able to view your converted option information. Once Oracle has filed the S-8 with the SEC, you will be able to exercise your options through E*TRADE Financial.

Q. What will happen to the MetaSolv ESPP?

A. The Employee Stock Purchase Plan (“ESPP”) will continue in effect through November 15, 2006. On that date the next regular purchase will be made at the prices in effect for ESP11 and ESP14, using contributions made through October 31. No further contributions will be deduced after October 31. In most cases there will be small amounts remaining in your account that were not sufficient to buy a whole share of stock. If the amount left in your account is less than $2.50, we will donate that money to charity. Any amounts in excess of $2.50 will be returned to you. If you prefer that an amount less than $2.50 be returned to you instead of donated to charity, please contact Diane Murphy at dmurphy@metasolv.com.

Oracle Corporation

Q. What happens to stock I acquired previously from exercising my options or under the ESPP?

A. If you currently hold MetaSolv stock, you should review the materials to be distributed to MetaSolv stockholders (which may come from your broker) regarding how to receive your merger consideration if the Merger closes.

Q. Who can I contact if I have further questions regarding the conversion of my MetaSolv options to Oracle Options?

A. You can call the Oracle Employee Stock Services hotline at 775-689-3456 or email stock_us@oracle.com for questions.

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